The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and index supplement do not constitute an offer to sell the securities and we are not soliciting an offer to buy the securities in any state where the offer or sale is not permitted.

Subject to Completion. Dated January 16, 2019

January 2019 Registration Statement No. 333-212571 Pricing Supplement dated January , 2019 Filed pursuant to Rule 424(b)(2)

Structured Investments

Opportunities in International Equities

Contingent Income Auto-Callable Securities due January 27, 2020

Based on the Value of the Worse Performing of the iShares® MSCI Emerging Markets ETF and the iShares® MSCI Brazil ETF

Principal at Risk Securities

Unlike conventional debt securities, the securities do not guarantee the payment of interest or any return of principal at maturity. Instead, the securities offer the opportunity for investors to receive a contingent quarterly payment equal to at least 2.75% of the stated principal amount (the actual contingent quarterly payment will be determined on the pricing date) with respect to each quarterly determination date on which the closing price of each underlier is greater than or equal to 70% of its initial underlier value, which we refer to as a downside threshold level. If the closing price of each underlier is greater than or equal to its initial underlier value on any determination date (quarterly, beginning July 22, 2019) other than the final determination date, the securities will be automatically redeemed for an amount per security equal to the stated principal amount plus the contingent quarterly payment otherwise due. However, if on any determination date the closing price of either underlier is less than its initial underlier value, the securities will not be redeemed and if the closing price of either underlier is less than its downside threshold level, investors will not receive any contingent quarterly payment for the related quarterly period. If the securities are not redeemed prior to maturity and the final underlier value of each underlier is greater than or equal to its downside threshold level, the payment at maturity due on the securities will be equal to the stated principal amount plus the contingent quarterly payment otherwise due. However, if the securities are not redeemed prior to maturity and the final underlier value of either underlier is less than its downside threshold level, at maturity investors will lose 1% of the stated principal amount for every 1% that the final underlier value of the worse performing underlier is less than its initial underlier value. Under these circumstances, the amount investors receive will be less than 70% of the stated principal amount and could be zero. Because all payments on the securities are based on the worse performing of the underliers, a decline in the closing price of either underlier below its downside threshold level on most or all of the determination dates will result in few or no contingent quarterly payments and/or a significant loss of your investment, even if the other underlier appreciates or has not declined as much. The securities are for investors who are willing and able to risk their principal and forgo guaranteed interest payments, in exchange for the opportunity to receive contingent quarterly payments at a potentially above-market rate, subject to automatic early redemption. Investors will not participate in any appreciation of either underlier even though investors will be exposed to the depreciation in the value of the worse performing underlier if the securities have not been redeemed prior to maturity and the final underlier value of the worse performing underlier is less than its downside threshold level. Investors may lose their entire initial investment in the securities. The securities are unsecured and unsubordinated debt obligations of Barclays Bank PLC. Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page 5 of this document) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the securities. See “Risk Factors” and “Consent to U.K. Bail-in Power” in this document and “Risk Factors” in the accompanying prospectus supplement.

SUMMARY TERMS
Issuer:	Barclays Bank PLC
Reference assets*:	iShares® MSCI Emerging Markets ETF (Bloomberg ticker symbol “EEM”) (the “EEM Fund”) and iShares® MSCI Brazil ETF (Bloomberg ticker symbol “EWZ”) (the “EWZ Fund”) (each an “underlier” and together the “underliers”)
Aggregate principal amount:	$
Stated principal amount:	$10 per security
Initial issue price:	$10 per security (see “Commissions and initial issue price” below)
Pricing date†:	January 22, 2019
Original issue date†:	January 25, 2019
Maturity date*†:	January 27, 2020
Automatic early redemption:	The securities will not be redeemed prior to the July 22, 2019 determination date. If, on any determination date (quarterly, beginning July 22, 2019) other than the final determination date, the closing price of each underlier is greater than or equal to its initial underlier value, the securities will be automatically redeemed for an early redemption payment on the contingent payment date immediately following that determination date. The securities will not be redeemed early if the closing price of either underlier is less than its initial underlier value on the related determination date. No further payments will be made on the securities after they have been redeemed.
Early redemption payment:	The early redemption payment will be an amount per security equal to (i) the stated principal amount plus (ii) the contingent quarterly payment otherwise due.
Contingent quarterly payment:

•

If, on any determination date, the closing price of each underlier is greater than or equal to its downside threshold level, we will pay a contingent quarterly payment of at least $0.275 (at least 2.75% of the stated principal amount) per security on the related contingent payment date. The actual contingent quarterly payment will be determined on the pricing date.

•

If, on any determination date, the closing price of either underlier is less than its downside threshold level, no contingent quarterly payment will be made with respect to that determination date.

Payment at maturity:

If the securities are not automatically redeemed prior to maturity, you will receive on the maturity date a cash payment per security determined as follows:

•

If the final underlier value of each underlier is greater than or equal to its downside threshold level:

(i) stated principal amount plus (ii) the contingent quarterly payment otherwise due

•

If the final underlier value of either underlier is less than its downside threshold level:

stated principal amount × underlier performance factor of the worse performing underlier

Under these circumstances, the payment at maturity will be less than the stated principal amount of $10 and will represent a loss of more than 30%, and possibly all, of an investor’s initial investment. Investors may lose their entire initial investment in the securities. Any payment on the securities, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

U.K. Bail-in Power acknowledgment:	Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the securities, by acquiring the securities, each holder of the securities acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page 5 of this document.
(terms continued on the next page)
Commissions and initial issue price:	Initial issue price(1)	Price to public(1)	Agent’s commissions	Proceeds to issuer
Per security	$10	$10	$0.125(2) $0.05(3)	$9.825
Total	$	$	$	$
(1)	Our estimated value of the securities on the pricing date, based on our internal pricing models, is expected to be between $9.450 and $9.762 per security. The estimated value is expected to be less than the initial issue price of the securities. See “Additional Information Regarding Our Estimated Value of the Securities” on page 4 of this document.

(2)	Morgan Stanley Wealth Management and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission of $0.125 for each security they sell. See “Supplemental Plan of Distribution” in this document.

(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each security.

One or more of our affiliates may purchase up to 15% of the aggregate principal amount of the securities and hold such securities for investment for a period of at least 30 days. Accordingly, the total principal amount of the securities may include a portion that was not purchased by investors on the original issue date. Any unsold portion held by our affiliate(s) may affect the supply of securities available for secondary trading and, therefore, could adversely affect the price of the securities in the secondary market. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page 12 of this document and on page S-7 of the prospectus supplement. You should read this document together with the related prospectus, prospectus supplement and index supplement, each of which can be accessed via the hyperlinks below, before you make an investment decision.

The securities will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this document is truthful or complete. Any representation to the contrary is a criminal offense.

The securities constitute our unsecured and unsubordinated obligations. The securities are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Prospectus dated March 30, 2018	Prospectus Supplement dated July 18, 2016	Index Supplement dated July 18, 2016

Contingent Income Auto-Callable Securities due January 27, 2020

Based on the Value of the Worse Performing of the iShares® MSCI Emerging Markets ETF and the iShares® MSCI Brazil ETF

Principal at Risk Securities

Terms continued from previous page:
Downside threshold level*:

With respect to the EEM Fund: $         , which is equal to 70% of its initial underlier value (rounded to three decimal places)

With respect to the EWZ Fund: $         , which is equal to 70% of its initial underlier value (rounded to three decimal places)

Initial underlier value*:	With respect to the EEM Fund: $ , which is the closing price of that underlier on the pricing date With respect to the EWZ Fund: $ , which is the closing price of that underlier on the pricing date
Final underlier value*:	With respect to each underlier, the closing price of that underlier on the final determination date
Underlier performance factor:	With respect to each underlier, its final underlier value divided by its initial underlier value
Worse performing underlier:	The underlier with the lower underlier performance factor
Determination dates†:

April 22, 2019**, July 22, 2019, October 22, 2019 and January 22, 2020. We also refer to January 22, 2020 as the final determination date.

** The securities are not subject to automatic early redemption until the second determination date, which is July 22, 2019.

Contingent payment dates†:	April 25, 2019, July 25, 2019, October 25, 2019 and the maturity date
Closing price *:	With respect to each underlier, closing price has the meaning set forth under “Reference Assets—Exchange-Traded Funds—Special Calculation Provisions” in the prospectus supplement.
Additional terms:	Terms used in this document, but not defined herein, will have the meanings ascribed to them in the prospectus supplement.
CUSIP / ISIN:	06746Y705 / US06746Y7058
Listing:	The securities will not be listed on any securities exchange.
Selected dealer:	Morgan Stanley Wealth Management (“MSWM”)
*	If the shares of an underlier are de-listed or if an underlier is liquidated or otherwise terminated, the calculation agent may select a successor underlier or, if no successor underlier is available, may accelerate the maturity date. In addition, in the case of certain events related to an underlier, the calculation agent may adjust any variable, including but not limited to, that underlier and the initial underlier value, final underlier value, downside threshold level and closing price of that underlier if the calculation agent determines that the event has a diluting or concentrative effect on the theoretical value of the shares of that underlier. For more information, see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset” in the accompanying prospectus supplement.
†	Expected. In the event that we make any change to the pricing date or the original issue date, the determination dates, the contingent payment dates and/or the maturity date may be changed so that the stated term of the securities remains the same. Each determination date may be postponed if that determination date is not a scheduled trading day with respect to either underlier or if a market disruption event occurs with respect to either underlier on that determination date as described under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with an Exchange-Traded Fund That Holds Equity Securities as a Reference Asset” and “Reference Assets—Least or Best Performing Reference Asset—Scheduled Trading Days and Market Disruption Events for Securities Linked to the Reference Asset with the Lowest or Highest Return in a Group of Two or More Equity Securities, Exchange-Traded Funds and/or Indices of Equity Securities” in the accompanying prospectus supplement. In addition, a contingent payment date and/or the maturity date will be postponed if that day is not a business day or if the relevant determination date is postponed as described under “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

Barclays Capital Inc.

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Principal at Risk Securities

Additional Terms of the Securities

You should read this document together with the prospectus dated March 30, 2018, as supplemented by the prospectus supplement dated July 18, 2016 and the index supplement dated July 18, 2016 relating to our Global Medium-Term Notes, Series A, of which the securities are a part. This document, together with the documents listed below, contains the terms of the securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

When you read the prospectus supplement and the index supplement, note that all references to the prospectus dated July 18, 2016, or to any sections therein, should refer instead to the accompanying prospectus dated March 30, 2018, or to the corresponding sections of that prospectus.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated March 30, 2018:
http://www.sec.gov/Archives/edgar/data/312070/000119312518103150/d561709d424b3.htm

Prospectus supplement dated July 18, 2016:
http://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

Index supplement dated July 18, 2016:
http://www.sec.gov/Archives/edgar/data/312070/000110465916133002/a16-14463_22424b3.htm

Our SEC file number is 1-10257 and our Central Index Key, or CIK, on the SEC website is 0000312070. As used in this document, “we,” “us” and “our” refer to Barclays Bank PLC.

In connection with this offering, Morgan Stanley Wealth Management is acting in its capacity as a selected dealer.

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Principal at Risk Securities

Additional Information Regarding Our Estimated Value of the Securities

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the pricing date is based on our internal funding rates. Our estimated value of the securities might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the securities on the pricing date is expected to be less than the initial issue price of the securities. The difference between the initial issue price of the securities and our estimated value of the securities is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the securities, the estimated cost that we may incur in hedging our obligations under the securities, and estimated development and other costs that we may incur in connection with the securities.

Our estimated value on the pricing date is not a prediction of the price at which the securities may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the securities in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the securities in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the pricing date for a temporary period expected to be approximately 40 days after the initial issue date of the securities because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the securities and other costs in connection with the securities that we will no longer expect to incur over the term of the securities. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the securities and/or any agreement we may have with the distributors of the securities. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the securities based on changes in market conditions and other factors that cannot be predicted.

We urge you to read “Risk Factors” beginning on page 12 of this document.

You may revoke your offer to purchase the securities at any time prior to the pricing date. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their pricing date. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

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Principal at Risk Securities

Consent to U.K. Bail-in Power

Notwithstanding any other agreements, arrangements or understandings between us and any holder of the securities, by acquiring the securities, each holder of the securities acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is an European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the securities; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the securities into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder of the securities such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the securities, or amendment of the amount of interest or any other amounts due on the securities, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the securities solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder of the securities further acknowledges and agrees that the rights of the holders of the securities are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders of the securities may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Risk Factors—You may lose some or all of your investment if any U.K. bail-in power is exercised by the relevant U.K. resolution authority” in this document as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

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Principal at Risk Securities

Investment Summary

Contingent Income Auto-Callable Securities

Principal at Risk Securities

The Contingent Income Auto-Callable Securities due January 27, 2020 Based on the Value of the Worse Performing of the iShares® MSCI Emerging Markets ETF and the iShares® MSCI Brazil ETF, which we refer to as the securities, provide an opportunity for investors to receive a contingent quarterly payment, which is an amount equal to at least $0.275 (at least 2.75% of the stated principal amount), with respect to each quarterly determination date on which the closing price of each underlier is greater than or equal to 70% of its initial underlier value, which we refer to as a downside threshold level. However, if the closing price of either underlier is less than its downside threshold level on a determination date, investors will not receive any contingent quarterly payment for that determination date. The actual contingent quarterly payment will be determined on the pricing date. The closing price of at least one of the underliers could be below its downside threshold level on most or all of the determination dates so that you receive few or no contingent quarterly payments over the term of the securities.

The securities will not be redeemed prior to the July 22, 2019 determination date. If the closing price of each underlier is greater than or equal to its initial underlier value on any determination date (other than the final determination date) after the initial six-month non-call period, the securities will be automatically redeemed for an early redemption payment equal to the stated principal amount plus the contingent quarterly payment otherwise due. If the securities are automatically redeemed prior to maturity, investors will receive no further contingent quarterly payments. At maturity, if the securities have not previously been redeemed and the final underlier value of each underlier is greater than or equal to its downside threshold level, the payment at maturity will be equal to the stated principal amount plus the contingent quarterly payment otherwise due. However, if the securities have not previously been redeemed and the final underlier value of either underlier is less than its downside threshold level, investors will lose 1% of the stated principal amount for every 1% that the final underlier value of the worse performing underlier is less than its initial underlier value. Under these circumstances, the amount investors receive will be less than 70% of the stated principal amount and could be zero. Investors in the securities must be willing and able to accept the risk of losing their entire initial investment based on the performance of the worse performing underlier and also the risk of not receiving any contingent quarterly payment throughout the entire term of the securities. In addition, investors will not participate in any appreciation of either underlier.

Key Investment Rationale

The securities are for investors who are willing and able to risk their principal and forgo guaranteed interest payments, in exchange for the opportunity to receive contingent quarterly payments at a potentially above-market rate, subject to automatic early redemption. The securities offer investors an opportunity to receive a contingent quarterly payment of at least $0.275 (at least 2.75% of the stated principal amount) with respect to each determination date on which the closing price of each underlier is greater than or equal to its downside threshold level. The actual contingent quarterly payment will be determined on the pricing date. In addition, the following scenarios reflect the potential payment on the securities, if any, upon an automatic early redemption or at maturity:

Scenario 1

On any determination date (other than the final determination date) after the initial six-month non-call period, the closing price of each underlier is greater than or equal to its initial underlier value.

▪

The securities will be automatically redeemed for (i) the stated principal amount plus (ii) the contingent quarterly payment otherwise due.

▪

Investors will not participate in any appreciation of either underlier from its initial underlier value and will receive no further contingent quarterly payments.

Scenario 2

The securities are not automatically redeemed prior to maturity and the final underlier value of each underlier is greater than or equal to its downside threshold level.

▪

The payment due at maturity will be (i) the stated principal amount plus (ii) the contingent quarterly payment otherwise due.

▪

Investors will not participate in any appreciation of either underlier from its initial underlier value.

Scenario 3

The securities are not automatically redeemed prior to maturity and the final underlier value of either underlier is less than its downside threshold level.

▪

The payment due at maturity will be equal to the stated principal amount times the underlier performance factor of the worse performing underlier. In this case, at maturity, the securities pay less than 70% of the stated principal amount and the percentage loss of the stated principal amount will be equal to the percentage decrease in the final underlier value of the worse performing underlier from its initial underlier value. For example, if the final underlier value of the worse performing underlier is 55% less than its initial underlier value, the securities will pay $4.50 per security, or 45% of the stated principal amount, for a loss of 55% of the stated principal amount. Investors will lose a significant portion and may lose all of their principal in this scenario.

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Principal at Risk Securities

Selected Purchase Considerations

The securities are not suitable for all investors. The securities may be a suitable investment for you if all of the following statements are true:

▪	You do not seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income.

▪	You do not anticipate that the final underlier value of either underlier will be less than its downside threshold level on the final determination date, and you are willing and able to accept the risk that, if it is, you will lose a significant portion or all of the stated principal amount.

▪	You do not anticipate that the closing price of either underlier will be less than its downside threshold level on any determination date, and you are willing and able to accept the risk that, if it is, you may receive few or no contingent quarterly payments over the term of the securities.

▪	You are willing and able to accept the individual market risk of each underlier and you understand that poor performance by either underlier over the term of the securities may negatively affect your return and will not be offset or mitigated by any positive performance by the other underlier.

▪	You are willing and able to forgo participation in any appreciation of either underlier, and you understand that any return on your investment will be limited to the contingent quarterly payments that may be payable on the securities.

▪	You are willing and able to accept the risks associated with an investment linked to the performance of the worse performing of the underliers, as explained in more detail in the “Risk Factors” section of this document.

▪	You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the underliers or the securities held by the underliers, nor will you have any voting rights with respect to the underliers or the securities held by the underliers.

▪	You are willing and able to accept the risk that the securities may be automatically redeemed prior to scheduled maturity and that you may not be able to reinvest your money in an alternative investment with comparable risk and yield.

▪	You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the securities to maturity if the securities are not automatically redeemed.

▪	You are willing and able to assume our credit risk for all payments on the securities.

▪	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The securities may not be a suitable investment for you if any of the following statements are true:

▪	You seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income.

▪	You seek an investment that provides for the full repayment of principal at maturity.

▪	You anticipate that the final underlier value of either underlier will be less than its downside threshold level on the final determination date, or you are unwilling or unable to accept the risk that, if it is, you will lose a significant portion or all of the stated principal amount.

▪	You anticipate that the closing price of either underlier will be less than its downside threshold level on one or more determination dates, or you are unwilling or unable to accept the risk that, if it is, you may receive few or no contingent quarterly payments over the term of the securities.

▪	You are unwilling or unable to accept the individual market risk of each underlier or the risk that poor performance by either underlier over the term of the securities may negatively affect your return and will not be offset or mitigated by any positive performance by the other underlier.

▪	You seek exposure to any upside performance of the underliers or you seek an investment with a return that is not limited to the contingent quarterly payments that may be payable on the securities.

▪	You are unwilling or unable to accept the risks associated with an investment linked to the performance of the worse performing of the underliers, as explained in more detail in the “Risk Factors” section of this document.

▪	You seek an investment that entitles you to dividends or distributions on, or voting rights related to, the underliers or the securities held by the underliers.

▪	You are unwilling or unable to accept the risk that the securities may be automatically redeemed prior to scheduled maturity.

▪	You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the securities to maturity if they are not automatically redeemed.

▪	You are unwilling or unable to assume our credit risk for all payments on the securities.

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Principal at Risk Securities

▪	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

You must rely on your own evaluation of the merits of an investment in the securities. You should reach a decision whether to invest in the securities after carefully considering, with your advisors, the suitability of the securities in light of your investment objectives and the specific information set forth in this document, the prospectus, the prospectus supplement and the index supplement. Neither the issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the securities for investment.

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How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on the closing price of each underlier on the determination dates.

Diagram #1: Determination Dates Prior to the Final Determination Date

Diagram #2: Payment at Maturity If No Automatic Early Redemption Occurs

For more information about the payment upon an automatic early redemption or at maturity in different hypothetical scenarios, see “Hypothetical Examples” below.

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Based on the Value of the Worse Performing of the iShares® MSCI Emerging Markets ETF and the iShares® MSCI Brazil ETF

Principal at Risk Securities

Hypothetical Examples

The numbers appearing in the following examples may have been rounded for ease of analysis. The examples below assume that the securities will be held until maturity or earlier redemption and do not take into account the tax consequences of an investment in the securities. The examples below are based on the following terms:*

Hypothetical Initial Underlier Values:	With respect to each underlier: $100.00
Hypothetical Downside Threshold Levels:	With respect to each underlier: $70.000, which is 70% of its hypothetical initial underlier value
Hypothetical Contingent Quarterly Payment:	$0.275 (2.75% of the stated principal amount). The actual contingent quarterly payment will be set on the pricing date and will be at least 2.75% of the stated principal amount.
Stated Principal Amount:	$10 per security

* Terms used for purposes of these hypothetical examples may not represent the actual initial underlier values, downside threshold levels or contingent quarterly payment applicable to the securities. In particular, the hypothetical initial underlier value of $100.00 for each underlier used in these examples has been chosen for illustrative purposes only and may not represent a likely actual initial underlier value for either underlier. Please see “iShares® MSCI Emerging Markets ETF Overview” and “iShares® MSCI Brazil ETF Overview” below for recent actual values of the underliers. The actual initial underlier values, downside threshold levels and contingent quarterly payment applicable to the securities will be determined on the pricing date.

The examples below are based on the worse performing underlier as of each determination date. We make no representation or warranty as to which of the underliers will be the worse performing underlier for the purpose of calculating the payment at maturity, if applicable, or as to what the closing price of either underlier will be on any determination date. For purposes of the examples below, the “worse performing underlier” on any determination date will be the underlier with the larger percentage decline from its initial underlier value to its closing price on that determination date.

In Examples 1 and 2, the closing price of each underlier is greater than or equal to its hypothetical initial underlier value of $100.00 on one of the determination dates after the initial six-month non-call period and prior to the final determination date (the actual initial underlier values will be determined on the pricing date). Because the closing price of each underlier is greater than or equal to its initial underlier value on one of the determination dates after the initial six-month non-call period and prior to the final determination date, the securities are automatically redeemed following the relevant determination date. In Examples 3 and 4, the closing price of at least one of the underliers on the determination dates after the initial six-month non-call period and prior to the final determination date is less than its initial underlier value, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

	Example 1			Example 2
Determination Dates	Hypothetical Closing Price of the Worse Performing Underlier	Contingent Quarterly Payment (per security)	Early Redemption Payment (per security)	Hypothetical Closing Price of the Worse Performing Underlier	Contingent Quarterly Payment (per security)	Early Redemption Payment (per security)
#1	$105.00	$0.275	N/A	$95.00	$0.275	N/A
#2	$100.00	—*	$10.275	$50.00	$0	N/A
#3	N/A	N/A	N/A	$125.00	—*	$10.275
Final Determination Date	N/A	N/A	N/A	N/A	N/A	N/A
Payment at Maturity	N/A			N/A

* If the securities are automatically redeemed, the early redemption payment will include the contingent quarterly payment otherwise due.

In Example 1, the securities are automatically redeemed following the second determination date, as the closing price of each underlier on the second determination date is greater than or equal to its initial underlier value, and the second determination date is the first determination date on which the securities are subject to automatic early redemption. As the closing price of each underlier on the first determination date is greater than or equal to its downside threshold level, you receive the contingent quarterly payment of $0.275 with respect to that determination date. Following the second determination date, you receive the early redemption payment, calculated as follows:

stated principal amount + contingent quarterly payment = $10 + $0.275 = $10.275

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Principal at Risk Securities

In this example, the automatic early redemption feature limits the term of your investment to approximately 6 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving contingent quarterly payments. Even though each underlier has appreciated above its initial underlier value on the first determination date, the securities are not automatically redeemed, as the securities will not be redeemed prior to the second determination date.

In Example 2, the securities are automatically redeemed following the third determination date, as the closing price of each underlier on the third determination date is greater than its initial underlier value. As the closing price of each underlier on the first determination date is greater than or equal to its downside threshold level, you receive the contingent quarterly payment of $0.275 with respect to this determination date. Following the third determination date, you receive an early redemption payment of $10.275, which includes the contingent quarterly payment with respect to that determination date.

In this example, the automatic early redemption feature limits the term of your investment to approximately 9 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving contingent quarterly payments. Further, although the worse performing underlier has appreciated by 25% from its initial underlier value on the tenth determination date, upon automatic early redemption, you receive only $10.275 per security and do not benefit from the appreciation of either underlier.

	Example 3			Example 4
Determination Dates	Hypothetical Closing Price of the Worse Performing Underlier	Contingent Quarterly Payment (per security)	Early Redemption Payment (per security)	Hypothetical Closing Price of the Worse Performing Underlier	Contingent Quarterly Payment (per security)	Early Redemption Payment (per security)
#1	$65.00	$0	N/A	$45.00	$0	N/A
#2	$67.00	$0	N/A	$60.00	$0	N/A
#3	$60.00	$0	N/A	$57.50	$0	N/A
Final Determination Date	$50.00	$0	N/A	$80.00	—*	N/A
Payment at Maturity	$5.00			$10.275

* The final contingent quarterly payment, if any, will be paid at maturity.

Examples 3 and 4 illustrate the payment at maturity per security based on the final underlier value of the worse performing underlier.

In Example 3, the closing price of at least one underlier is below its downside threshold level on each determination date throughout the term of the securities. As a result, you do not receive any contingent quarterly payments during the term of the securities even if the closing price of the other underlier on any of the determination dates has appreciated or has not declined below its downside threshold level. In addition, because the final underlier value of the worse performing underlier is less than its downside threshold level, at maturity, you are fully exposed to the decline in the closing price of the worse performing underlier. Thus, investors will receive a cash payment at maturity that is significantly less than the stated principal amount per security, calculated as follows:

($10 × underlier performance factor of the worse performing underlier)

= $10 × (final underlier value of the worse performing underlier / initial underlier value of the worse performing underlier)

= $10 × ($50.00 / $100.00) = $5.00

In this example, the cash payment you receive at maturity is significantly less than the stated principal amount.

In Example 4, the closing price of at least one underlier is below its downside threshold level on each of the determination dates prior to the final determination date. As a result, you do not receive any contingent quarterly payments following those determination dates, even if the closing price of the other underlier on those determination dates has appreciated or has not declined below its downside threshold level. In addition, the closing price of the worse performing underlier decreases to a final underlier value of $80.00. Although the final underlier value of the worse performing underlier is less than its initial underlier value, because the final underlier value of the worse performing underlier is still not less than its downside threshold level, you receive the stated principal amount plus a contingent quarterly payment. Your payment at maturity is calculated as follows:

$10 + $0.275 = $10.275

In this example, although the final underlier value of the worse performing underlier represents a 20% decline from its initial underlier value, you receive the stated principal amount per security plus the contingent quarterly payment otherwise due, equal to a total payment of $10.275 per security at maturity.

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Principal at Risk Securities

Risk Factors

An investment in the securities involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities. Investing in the securities is not equivalent to investing directly in either or both of the underliers or the securities held by the underliers or composing the indices tracked by the underliers (the “tracked indices”). The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the prospectus supplement, including the risk factors discussed under the following headings:

o	“Risk Factors—Risks Relating to the Securities Generally”;

o	“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities, Indices of Equity Securities or Exchange-Traded Funds that Hold Equity Securities”; and

o	“Risk Factors—Additional Risks Relating to Securities That We May Call or Redeem (Automatically or Otherwise).”

▪	The securities do not guarantee the return of any principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the return of any of the stated principal amount at maturity. Instead, if the securities have not been automatically redeemed prior to maturity and if the final underlier value of either underlier is less than its downside threshold level, you will be exposed to the decline in the closing price of the worse performing underlier, as compared to its initial underlier value, on a 1-to-1 basis and you will receive for each security that you hold at maturity an amount in cash equal to the stated principal amount times the underlier performance factor of the worse performing underlier. Under these circumstances, your payment at maturity will be less than 70% of the stated principal amount and could be zero.

▪	You will not receive any contingent quarterly payment for any quarterly period where the closing price of either underlier on the applicable determination date is less than its downside threshold level. The terms of the securities differ from those of ordinary debt securities in that they do not provide for regular interest payments. Instead, a contingent quarterly payment will be made with respect to a quarterly period only if the closing price of each underlier is greater than or equal to its downside threshold level on the related determination date. If the closing price of either underlier is below its downside threshold level on any determination date, you will not receive a contingent quarterly payment for the related quarterly period. The closing price of either underlier could be below its downside threshold level on most or all of the determination dates so that you receive few or no contingent quarterly payments over the term of the securities. If you do not receive sufficient contingent quarterly payments over the term of the securities, the overall return on the securities may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.

▪	Credit of issuer. The securities are unsecured and unsubordinated debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the securities and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the securities.

▪	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority. Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the securities, by acquiring the securities, each holder of the securities acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this document. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders of the securities losing all or a part of the value of your investment in the securities or receiving a different security from the securities, which may be worth significantly less than the securities and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders of the securities. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the securities will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the securities. See “Consent to U.K. Bail-in Power” in this document as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

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Principal at Risk Securities

▪	You are exposed to the market risk of each underlier, with respect to both the contingent quarterly payments, if any, and the payment at maturity, if any. Your return on the securities is not linked to a basket consisting of each underlier. Rather, it will be contingent upon the independent performance of each underlier. Unlike an instrument with a return linked to a basket of underlying assets in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to each underlier. Poor performance by either underlier over the term of the securities may negatively affect your return and will not be offset or mitigated by any positive performance by the other underlier. To receive any contingent quarterly payments, each underlier must close at or above its downside threshold level on the applicable determination date. In addition, if the securities have not been automatically redeemed early and either underlier has declined to below its downside threshold level as of the final determination date, you will be fully exposed to the decline in the worse performing underlier over the term of the securities on a 1-to-1 basis, even if the other underlier has appreciated or has not declined as much. Under this scenario, the value of any such payment will be less than 70% of the stated principal amount and could be zero. Accordingly, your investment is subject to the market risk of each underlier.

▪	Because the securities are linked to the performance of the worse performing underlier, you are exposed to greater risks of no contingent quarterly payments and sustaining a significant loss on your investment than if the securities were linked to just one underlier. The risk that you will not receive any contingent quarterly payments, or that you will suffer a significant loss on your investment, is greater if you invest in the securities as opposed to substantially similar securities that are linked to the performance of just one underlier. With two underliers, it is more likely that either underlier will close below its downside threshold level on any determination date than if the securities were linked to only one underlier, and therefore it is more likely that you will not receive any contingent quarterly payments and that you will suffer a significant loss on your investment. In addition, because each underlier must close above its initial underlier value on a quarterly determination date (other than the final determination date) after the initial six-month non-call period in order for the securities to be redeemed prior to maturity, the securities are less likely to be redeemed on any determination date (other than the final determination date) after the initial six-month non-call period than if the securities were linked to just one underlier.

▪	Automatic early redemption risk. The term of your investment in the securities may be limited to as short as approximately six months by the automatic early redemption feature of the securities. If the securities are redeemed prior to maturity, no further contingent quarterly payments will be made on the securities and you may be forced to reinvest in a lower interest rate environment. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities in a comparable investment with a similar level of risk in the event the securities are redeemed prior to the maturity date.

▪	Contingent repayment of principal applies only at maturity. You should be willing and able to hold the securities to maturity. If you sell the securities prior to maturity in the secondary market, if any, you may have to sell the securities at a loss relative to your initial investment even if the price of each underlier is above its downside threshold level.

▪	You will not participate in any appreciation in the value of either underlier. You will not participate in any appreciation in the value of either underlier from its initial underlier value even though you will be exposed to the depreciation in the value of the worse performing underlier if the securities have not been redeemed prior to maturity and the final underlier value of the worse performing underlier is less than its downside threshold level. The return on the securities will be limited to the contingent quarterly payment that is paid with respect to each determination date on which the closing price of each underlier is greater than or equal to its downside threshold level.

▪	The securities will not be listed on any securities exchange, and secondary trading may be limited. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the securities in the secondary market but are not required to do so and may cease any such market making activities at any time, without notice. Even if a secondary market develops, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price, if any, at which you may be able to trade your securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the securities. In addition, Barclays Capital Inc. or one or more of our other affiliates may at any time hold an unsold portion of the securities (as described on the cover page of this document), which may inhibit the development of a secondary market for the securities. The securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your securities to maturity.

▪	The contingent quarterly payment is based solely on the closing price of each underlier on the determination dates. Whether the contingent quarterly payment will be made with respect to a determination date will be based on the closing price of each underlier on that determination date. As a result, you will not know whether you will receive the contingent quarterly payment with respect to a quarterly period until the related determination date. Moreover, because each contingent quarterly payment is based solely on the closing price of each underlier on a specific determination date, if the closing price of either underlier on that determination date is less than its downside threshold level, you will not receive any contingent quarterly payment with respect to the related quarterly period, even if the closing price of that underlier was higher on other days during the term of the securities.

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Principal at Risk Securities

▪	The securities are subject to volatility risk. Volatility is a measure of the degree of variation in the prices of the underliers over a period of time. The contingent quarterly payment will be determined on the pricing date based on a number of factors, including the expected volatility of the underliers. The contingent quarterly payment will be higher than the fixed rate that we would pay on a conventional debt security of the same tenor and will be higher than it otherwise would have been had the expected volatility of the underliers, calculated as of the pricing date, been lower. As volatility of an underlier increases, there will typically be a greater likelihood that (a) the closing price of that underlier will be less than its downside threshold level on one or more determination dates and (b) the final underlier value of that underlier will be less than its downside threshold level.

Accordingly, you should understand that a higher contingent quarterly payment will reflect, among other things, an indication of a greater likelihood that you will (a) not receive contingent quarterly payments with respect to one or more determination dates and/or (b) incur a loss of principal at maturity than would have been the case had the contingent quarterly payment been lower. In addition, actual volatility over the term of the securities may be significantly higher than the expected volatility at the time the terms of the securities were determined. If actual volatility is higher than expected, you will face an even greater risk that you will not receive contingent quarterly payments and/or that you will lose a significant portion or all of your principal at maturity for the reasons described above.

▪	Owning the securities is not equivalent to owning either or both underliers, the securities held by the underliers or the securities composing the tracked indices. The return on your securities may not reflect the return you would realize if you actually owned the underliers, the securities held by the underliers or the securities composing the tracked indices. For example, as a holder of the securities, you will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the underliers, the securities held by the underliers or the securities composing the tracked indices.

▪	Certain features of the underliers will impact the value of the securities. The performance of the underliers will not fully replicate the performance of the tracked indices, and the underliers may hold securities not included in the tracked indices. The value of the underliers is subject to:

o	Management risk. This is the risk that the investment strategy for the underliers, the implementation of which is subject to a number of constraints, may not produce the intended results.

o	Derivatives risk. The underliers may invest in derivatives, including forward contracts, futures contracts, options on futures contracts, options and swaps. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices.

o	Transaction costs and fees. Unlike the tracked indices, the underliers will reflect transaction costs and fees that will reduce its performance relative to the tracked indices.

Generally, the longer the time remaining to maturity, the more the market price of the securities will be affected by the factors described above. In addition, the underliers may diverge significantly from the performance of the tracked indices due to differences in trading hours between the underliers and the securities composing the tracked indices or other circumstances. During periods of market volatility, securities held by the underliers may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of the underliers and the liquidity of the underliers may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in the underliers. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the underliers. As a result, under these circumstances, the market value of the underliers may vary substantially from the net asset value per share of the underliers. Because the securities are linked to the performance of the underliers and not the tracked indices, the return on your securities may be less than that of an alternative investment linked directly to the tracked indices.

▪	Adjustments to the underliers or to their tracked indices could adversely affect the value of the securities. The investment adviser to the underliers seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the tracked indices. Pursuant to its investment strategy or otherwise, an investment adviser may add, delete or substitute the components of the underliers. Any of these actions could adversely affect the value of the underliers and, consequently, the value of the securities.

In addition, the publisher of the tracked indices is responsible for calculating and maintaining the tracked indices. The tracked indices publisher may add, delete or substitute the securities composing that tracked indices or make other methodological changes required by certain corporate events relating to the securities composing the tracked indices, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the tracked indices. The tracked indices publisher may also discontinue or suspend calculation or publication of the tracked indices at any time. If this discontinuance or suspension occurs, following the termination of any underlier, the calculation agent will have the sole discretion to substitute a successor fund that is comparable to the discontinued underlier, or if the calculation agent determines that no successor fund is available, to accelerate the maturity date of the securities. If the securities are accelerated, investors will not receive any further contingent quarterly payments. Any of these actions could adversely affect the value of the underliers and, consequently, the value of the securities.

For a description of the actions that may be taken by the calculation agent in the event that the publisher of either tracked index discontinues or suspends calculation of that tracked index or any underlier is liquidated or otherwise terminated, see

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Principal at Risk Securities

“Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset” in the prospectus supplement.

▪	There are risks associated with investments in securities linked to the value of non-U.S. equity securities — The component securities held by the underliers are issued by non-U.S. companies in non-U.S. securities markets. Investments in securities linked to the value of such non-U.S. equity securities, such as the securities, involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

▪	Risks associated with emerging markets — The component securities held by the underliers have been issued by non-U.S. companies located in emerging market countries. Emerging markets pose further risks in addition to the risks associated with investing in foreign equity markets generally, as described in the previous risk factor. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

Beginning in June 2018, the component securities held by the EEM Fund have included equity securities that are traded on mainland Chinese exchanges (as distinct from exchanges in Hong Kong).  Shares traded on mainland Chinese exchanges, referred to as A-shares, are subject to regulation by Chinese authorities, including regulations that limit the amount of shares of equity securities that may be held by foreign investors. These regulations may adversely affect the price of A-shares. Trading in A-shares may be less liquid and subject to greater volatility, including as a result of actions by the Chinese government, than trading on international exchanges outside of mainland China.

▪	The prices of the underliers are subject to currency exchange risk with respect to the U.S. dollar and the non-U.S. currencies represented in the underliers — Because the prices of the underliers are related to the U.S. dollar value of the component securities held by the underliers, the prices of the underliers will be exposed to the currency exchange rate risk with respect to each of the currencies in which the component securities held by the underliers trade. An investor’s net exposure will depend on the extent to which each of those non-U.S. currencies strengthens or weakens against the U.S. dollar and the relative weight of the component securities denominated in those non-U.S. currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those non-U.S. currencies, the prices of the underliers will be adversely affected and any payments on the Notes may be reduced.

Exchange rate movements for a particular currency are volatile and are the result of numerous factors, including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region. Of particular importance to potential currency exchange risk are:

o	existing and expected rates of inflation;

o	existing and expected interest rate levels;

o	the balance of payments between the countries represented in the underliers and the United States; and

o	the extent of governmental surpluses or deficits in the countries represented in the underliers and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries represented in the underliers, the United States and other countries important to international trade and finance.

▪	Hedging and trading activity by the issuer and its affiliates could potentially adversely affect the value of the securities. Hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities could adversely affect the values of the underliers and, as a result, could decrease the amount an investor may receive on the securities at maturity, if any. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial underlier values and, as a result, the downside threshold levels, which are the prices at or above which the respective underliers must close on each determination date in order for you to receive a contingent quarterly payment or, if the securities are not redeemed prior to maturity, in order for you to avoid being exposed to the negative price performance of the worse performing underlier at maturity. Additionally, such hedging or trading activities during the term of the securities could potentially affect the values of the underliers on the determination dates and, accordingly, whether

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Principal at Risk Securities

investors will receive one or more contingent quarterly payments, whether the securities are automatically redeemed prior to maturity and, if the securities are not redeemed prior to maturity, the payment at maturity, if any.

▪	The market price of the securities will be influenced by many unpredictable factors. Several factors will influence the value of the securities in the secondary market and the price at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC may be willing to purchase or sell the securities in the secondary market. Although we expect that generally the values of the underliers on any day will affect the value of the securities more than any other single factor, other factors that may influence the value of the securities include:

o	the volatility (frequency and magnitude of changes in value) of each underlier;

o	whether the closing price of either underlier has been, or is expected to be, below its downside threshold level on any determination date;

o	correlation (or lack of correlation) of the underliers;

o	dividend rates on the underliers and the securities held by the underliers;

o	interest and yield rates in the market;

o	time remaining until the securities mature;

o	supply and demand for the securities;

o	geopolitical conditions and economic, financial, political, regulatory and judicial events that affect the securities held by the underliers and that may affect the final underlier values;

o	the exchange rates relative to the U.S. dollar with respect to each of the currencies in which the securities held by the underliers trade; and

o	any actual or anticipated changes in our credit ratings or credit spreads.

The values of the underliers may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen. See “iShares® MSCI Emerging Markets ETF Overview” and “iShares® MSCI Brazil ETF Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

▪	The estimated value of your securities is expected to be lower than the initial issue price of your securities. The estimated value of your securities on the pricing date is expected to be lower, and may be significantly lower, than the initial issue price of your securities. The difference between the initial issue price of your securities and the estimated value of the securities is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the securities, the estimated cost that we may incur in hedging our obligations under the securities, and estimated development and other costs that we may incur in connection with the securities.

▪	The estimated value of your securities might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market. The estimated value of your securities on the pricing date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

▪	The estimated value of the securities is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions. The estimated value of your securities on the pricing date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the securities may not be consistent with those of other financial institutions that may be purchasers or sellers of securities in the secondary market. As a result, the secondary market price of your securities may be materially different from the estimated value of the securities determined by reference to our internal pricing models.

▪	The estimated value of your securities is not a prediction of the prices at which you may sell your securities in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your securities and may be lower than the estimated value of your securities. The estimated value of the securities will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the securities from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your securities in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the securities. Further, as secondary market prices of your securities

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take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the securities such as fees, commissions, discounts, and the costs of hedging our obligations under the securities, secondary market prices of your securities will likely be lower than the initial issue price of your securities. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the securities from you in secondary market transactions, if any, will likely be lower than the price you paid for your securities, and any sale prior to the maturity date could result in a substantial loss to you.

▪	The temporary price at which we may initially buy the securities in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your securities. Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market (if Barclays Capital Inc. makes a market in the securities, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the securities on the pricing date, as well as the secondary market value of the securities, for a temporary period after the initial issue date of the securities. The price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your securities.

▪	We and our affiliates, and any dealer participating in the distribution of the securities, may engage in various activities or make determinations that could materially affect your securities in various ways and create conflicts of interest. We and our affiliates play a variety of roles in connection with the issuance of the securities, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the securities.

In connection with our normal business activities and in connection with hedging our obligations under the securities, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the underliers or their components. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the securities. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the securities into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the securities.

In addition, the role played by Barclays Capital Inc., as the agent for the securities, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the securities. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the securities and such compensation or financial benefit may serve as an incentive to sell the securities instead of other investments. Furthermore, we and our affiliates establish the offering price of the securities for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

Furthermore, if any dealer participating in the distribution of the securities or any of its affiliates conducts hedging activities for us in connection with the securities, that participating dealer or its affiliates will expect to realize a projected profit from such hedging activities, and this projected profit will be in addition to any selling concession that the participating dealer realizes for the sale of the securities to you. This additional projected profit may create a further incentive for the participating dealer to sell the securities to you.

In addition to the activities described above, we will also act as the calculation agent for the securities. As calculation agent, we will determine any values of each underlier and make any other determinations necessary to calculate any payments on the securities. In making these determinations, we may be required to make discretionary judgments, including determining whether a market disruption event has occurred on any date that the value of any underlier is to be determined; if the shares of any underlier are de-listed or if any underlier is liquidated or otherwise terminated, selecting a successor underlier or, if no successor underlier is available, determining whether to accelerate the maturity date; and determining whether to adjust any variable described herein in the case of certain events related to any underlier that the calculation agent determines have a diluting or concentrative effect on the theoretical value of the shares of that underlier. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the securities, and any of these determinations may adversely affect any payments on the securities.

▪	Tax treatment. Significant aspects of the tax treatment of the securities are uncertain. You should consult your tax advisor about your tax situation. See “Additional provisions—Tax considerations” below.

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iShares® MSCI Emerging Markets ETF Overview

We have derived all information contained in this document regarding the iShares® MSCI Emerging Markets ETF (the “EEM Fund”) from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, iShares®, Inc., BlackRock Institutional Trust Company, N.A. (“BTC”) and BlackRock Fund Advisors (“BFA”). The EEM Fund is an investment portfolio maintained and managed by iShares®, Inc. BFA is currently the investment adviser to the EEM Fund. The EEM Fund is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “EEM.”

The EEM Fund seeks to track the investment results, before fees and expenses, of an index composed of large- and mid-capitalization market equities, which is currently the MSCI Emerging Markets Index (the “MXEF Index”). The MXEF Index is a free float-adjusted market capitalization index that is designed to measure the equity market performance of global emerging markets. The MXEF Index currently consists of the following 24 emerging market country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Pakistan, Peru, the Philippines, Poland, Qatar, Russia, South Africa, Taiwan, Thailand, Turkey and the United Arab Emirates. For more information about the MXEF Index, see “Indices—The MSCI Indices” in the accompanying index supplement, as supplemented by the following updated information. Beginning in June 2018, the MXEF Index has included shares traded on mainland Chinese exchanges, referred to as A-shares.

BFA pursues a “representative sampling” indexing strategy in attempting to track the performance of the MXEF Index, and may not hold all of the equity securities composing the MXEF Index. The EEM Fund invests in a representative sample of securities that collectively has an investment profile similar to the MXEF Index. Securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the MXEF Index.

The MXEF Index is a financial calculation, based on a grouping of financial instruments, and is not an investment product, while the EEM Fund is an actual investment portfolio. The performance of the EEM Fund and the MXEF Index may vary for a number of reasons, including transaction costs, non-U.S. currency valuations, asset valuations, corporate actions (such as mergers and spin-offs), timing variances and differences between the EEM Fund’s portfolio and the MXEF Index resulting from the EEM Fund’s use of representative sampling or from legal restrictions (such as diversification requirements) that apply to the EEM Fund but not to the MXEF Index. “Tracking error” is the divergence of the performance (return) of a fund’s portfolio from that of its underlying index. BFA expects that, over time, the EEM Fund’s tracking error will not exceed 5%. Because the EEM Fund uses a representative sampling indexing strategy, it can be expected to have a larger tracking error than if it used a replication indexing strategy. “Replication” is an indexing strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

iShares®, Inc. is a registered investment company that consists of numerous separate investment portfolios, including the EEM Fund. Information provided to or filed with the SEC by iShares®, Inc. pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively, through the SEC’s website at http://www.sec.gov.

Information about the EEM Fund as of market close on January 14, 2019:

Bloomberg Ticker Symbol:	EEM	52 Week High:	$52.08
Current Closing Level:	$40.39	52 Week Low:	$38.00
52 Weeks Ago (1/15/2018):	$49.51

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The following table sets forth the published high, low and period-end closing prices of the EEM Fund for each quarter for the period of January 2, 2014 through January 14, 2019. The associated graph shows the closing prices of the EEM Fund for each day in the same period. The closing price of the EEM Fund on January 14, 2019 was $40.39. We obtained the closing prices of the EEM Fund from Bloomberg Professional® service (“Bloomberg”), without independent verification. Historical performance of the EEM Fund should not be taken as an indication of future performance. Future performance of the EEM Fund may differ significantly from historical performance, and no assurance can be given as to the closing level of the EEM Fund during the term of the securities, including on any of the determination dates. We cannot give you assurance that the performance of the EEM Fund will not result in a loss on your initial investment. The closing prices below may have been adjusted to reflect certain corporate actions, such as stock splits and reverse stock splits.

iShares® MSCI Emerging Markets ETF	High	Low	Period End
2014
First Quarter	$40.99	$37.09	$40.99
Second Quarter	$43.95	$40.82	$43.23
Third Quarter	$45.85	$41.56	$41.56
Fourth Quarter	$42.44	$37.73	$39.29
2015
First Quarter	$41.07	$37.92	$40.13
Second Quarter	$44.09	$39.04	$39.62
Third Quarter	$39.78	$31.32	$32.78
Fourth Quarter	$36.29	$31.55	$32.19
2016
First Quarter	$34.28	$28.25	$34.25
Second Quarter	$35.26	$31.87	$34.36
Third Quarter	$38.20	$33.77	$37.45
Fourth Quarter	$38.10	$34.08	$35.01
2017
First Quarter	$39.99	$35.43	$39.39
Second Quarter	$41.93	$38.81	$41.39
Third Quarter	$45.85	$41.05	$44.81
Fourth Quarter	$47.81	$44.82	$47.12
2018
First Quarter	$52.08	$45.69	$48.28
Second Quarter	$48.14	$42.33	$43.33
Third Quarter	$45.03	$41.14	$42.92
Fourth Quarter	$42.93	$38.00	$39.06
2019
First Quarter (through January 14, 2019)	$40.93	$38.45	$40.39

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EEM Fund Historical Performance* January 2, 2014 to January 14, 2019

* The dotted line indicates a hypothetical downside threshold level of 70% of the closing price of the EEM Fund on January 14, 2019. The actual downside threshold level will be equal to 70% of the initial underlier value of the EEM Fund.

Past performance is not indicative of future results.

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iShares® MSCI Brazil ETF Overview

We have derived all information contained in this document regarding the iShares® MSCI Brazil ETF (the “EWZ Fund”) from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, iShares®, Inc., BlackRock Institutional Trust Company, N.A. (“BTC”) and BlackRock Fund Advisors (“BFA”). The EWZ Fund is an investment portfolio maintained and managed by iShares®, Inc. BFA is currently the investment adviser to the EWZ Fund. The EWZ Fund is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “EWZ.”

The EWZ Fund seeks to track the investment results, before fees and expenses, of an index composed of Brazilian equities, which is currently the MSCI Brazil 25/50 IndexSM (the “MSCI Brazil Index”). The MSCI Brazil Index is designed to measure the performance of the large- and mid-capitalization segments of the equity market in Brazil and covers approximately 85% of the free float-adjusted market capitalization in Brazil. The MSCI Brazil Index replicates certain investment limits that are imposed on regulated investment companies under the current U.S. Internal Revenue Code by applying a capping methodology that limits the weight of any single issuer to a maximum of 25% of the MSCI Brazil Index and limiting the sum of the weights of all issuers representing more than 5% of the MSCI Brazil Index to a maximum of 50% of the weight of the MSCI Brazil Index in the aggregate. For more information about the MSCI Brazil index, please see “Annex—The MSCI Brazil 25/50 IndexSM” below.

BFA pursues a “representative sampling” indexing strategy in attempting to track the performance of the MSCI Brazil Index, and may not hold all of the equity securities composing the MSCI Brazil Index. The EWZ Fund invests in a representative sample of securities that collectively has an investment profile similar to the MSCI Brazil Index. Securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the MSCI Brazil Index.

The MSCI Brazil Index is a financial calculation, based on a grouping of financial instruments, and is not an investment product, while the EWZ Fund is an actual investment portfolio. The performance of the EWZ Fund and the MSCI Brazil Index may vary for a number of reasons, including transaction costs, non-U.S. currency valuations, asset valuations, corporate actions (such as mergers and spin-offs), timing variances and differences between the EWZ Fund’s portfolio and the MSCI Brazil Index resulting from the EWZ Fund’s use of representative sampling or from legal restrictions (such as diversification requirements) that apply to the EWZ Fund but not to the MSCI Brazil Index. “Tracking error” is the divergence of the performance (return) of a fund’s portfolio from that of its underlying index. BFA expects that, over time, the EWZ Fund’s tracking error will not exceed 5%. Because the EWZ Fund uses a representative sampling indexing strategy, it can be expected to have a larger tracking error than if it used a replication indexing strategy. “Replication” is an indexing strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

iShares®, Inc. is a registered investment company that consists of numerous separate investment portfolios, including the EWZ Fund. Information provided to or filed with the SEC by iShares®, Inc. pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively, through the SEC’s website at http://www.sec.gov.

Information about the EWZ Fund as of market close on January 14, 2019:

Bloomberg Ticker Symbol:	EWZ	52 Week High:	$47.33
Current Closing Level:	$42.98	52 Week Low:	$30.72
52 Weeks Ago (1/15/2018):	$43.23

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The following table sets forth the published high, low and period-end closing prices of the EWZ Fund for each quarter for the period of January 2, 2014 through January 14, 2019. The associated graph shows the closing prices of the EWZ Fund for each day in the same period. The closing price of the EWZ Fund on January 14, 2019 was $42.98. We obtained the closing prices of the EWZ Fund from Bloomberg, without independent verification. Historical performance of the EWZ Fund should not be taken as an indication of future performance. Future performance of the EWZ Fund may differ significantly from historical performance, and no assurance can be given as to the closing price of the EWZ Fund during the term of the securities, including on any of the determination dates. We cannot give you assurance that the performance of the EWZ Fund will not result in a loss on your initial investment. The closing prices below may have been adjusted to reflect certain corporate actions, such as stock splits and reverse stock splits.

iShares® MSCI Brazil ETF	High	Low	Period End
2014
First Quarter	$45.02	$38.03	$45.02
Second Quarter	$49.98	$45.15	$47.78
Third Quarter	$54.00	$43.45	$43.45
Fourth Quarter	$47.32	$33.82	$36.57
2015
First Quarter	$37.91	$29.31	$31.37
Second Quarter	$37.19	$32.24	$32.77
Third Quarter	$32.98	$20.64	$21.95
Fourth Quarter	$25.50	$20.68	$20.68
2016
First Quarter	$26.93	$17.33	$26.30
Second Quarter	$30.13	$24.96	$30.13
Third Quarter	$35.10	$29.03	$33.73
Fourth Quarter	$38.19	$31.11	$33.34
2017
First Quarter	$40.15	$34.46	$37.46
Second Quarter	$40.44	$32.75	$34.14
Third Quarter	$43.35	$33.88	$41.69
Fourth Quarter	$43.34	$37.74	$40.45
2018
First Quarter	$47.33	$41.68	$44.88
Second Quarter	$44.17	$31.00	$32.05
Third Quarter	$37.55	$30.72	$33.73
Fourth Quarter	$41.61	$33.71	$38.20
2019
First Quarter (through January 14, 2019)	$42.98	$40.64	$42.98

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EWZ Fund Historical Performance* January 2, 2014 to January 14, 2019

* The dotted line indicates a hypothetical downside threshold level of 70% of the closing price of the EWZ Fund on January 14, 2019. The actual downside threshold level will be equal to 70% of the initial underlier value of the EWZ Fund.

Past performance is not indicative of future results.

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Additional Information about the Securities

Please read this information in conjunction with the terms on the cover page of this document.

Additional provisions:
Minimum ticketing size:	$1,000 / 100 securities
Tax considerations:

You should review carefully the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated (Contingent) Coupons” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

In determining our reporting responsibilities, if any, we intend to treat (i) the securities for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any contingent quarterly payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated (Contingent) Coupons” in the accompanying prospectus supplement. Our special tax counsel, Davis Polk & Wardwell LLP, has advised that it believes this treatment to be reasonable, but that there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt.

Sale, exchange or redemption of a security. Assuming the treatment described above is respected, upon a sale or exchange of the securities (including redemption upon an automatic call or at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the securities, which should equal the amount you paid to acquire the securities (assuming contingent quarterly payments are properly treated as ordinary income, consistent with the position referred to above). This gain or loss should be short-term capital gain or loss unless you hold the securities for more than one year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of the securities at the issue price. The deductibility of capital losses is subject to limitations. If you sell your securities between the time your right to a contingent quarterly payment is fixed and the time it is paid, it is likely that you will be treated as receiving ordinary income equal to the contingent quarterly payment. Although uncertain, it is possible that proceeds received from the sale or exchange of your securities prior to a determination date but that can be attributed to an expected contingent quarterly payment could be treated as ordinary income. You should consult your tax advisor regarding this issue.

As noted above, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the securities could be materially affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Non-U.S. holders. Insofar as we have responsibility as a withholding agent, we do not currently intend to treat contingent quarterly payments to non-U.S. holders (as defined in the accompanying prospectus supplement) as subject to U.S. withholding tax. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2021 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the securities do not have a “delta of one” within the meaning of the regulations, we expect that these regulations will not apply

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to the securities with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the securities. You should consult your tax advisor regarding the potential application of Section 871(m) to the securities.

You should review the section entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to Non-U.S. Holders—Foreign Account Tax Compliance Withholding” in the accompanying prospectus supplement. The discussion in that section is modified to reflect regulations proposed by the U.S. Treasury Department indicating an intent to eliminate the requirement under FATCA of withholding on gross proceeds (other than amounts treated as interest) of the disposition of financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

Trustee:	The Bank of New York Mellon
Calculation agent:	Barclays Bank PLC
Use of proceeds and hedging:

The net proceeds we receive from the sale of the securities will be used for various corporate purposes as set forth in the prospectus and prospectus supplement and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

We, through our subsidiaries or others, hedge our anticipated exposure in connection with the securities by taking positions in futures and options contracts on the underliers or the tracked indices and any other securities or instruments we may wish to use in connection with such hedging. Trading and other transactions by us or our affiliates could affect the values of the underliers, the market value of the securities or any amounts payable on the securities. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.

ERISA:	See “Benefit Plan Investor Considerations” in the accompanying prospectus supplement.
Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This document represents a summary of the terms and conditions of the securities. We encourage you to read the accompanying prospectus, prospectus supplement and index supplement for this offering, which can be accessed via the hyperlinks on the cover page of this document.

Supplemental Plan of Distribution

Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission for each security they sell, and Morgan Stanley Wealth Management will receive a structuring fee for each security, in each case as specified on the cover page of this document.

We expect that delivery of the securities will be made against payment for the securities on the original issue date indicated on the cover of this document, which is expected to be more than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities on any date prior to two business days before delivery will be required, by virtue of the fact that the securities will initially settle in more than two business days, to specify alternative settlement arrangements to prevent a failed settlement. See “Plan of Distribution (Conflicts of Interest)” in the prospectus supplement.

The securities are not intended to be offered, sold or otherwise made available to and may not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA Retail Investor”). For these purposes, an EEA Retail Investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended from time to time, “MiFID”); (ii) a customer within the meaning of Directive 2002/92/EC (as amended from time to time), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended from time to time, including by Directive 2010/73/EU). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended from time to time, the “PRIIPs Regulation”) for offering or selling the securities or otherwise making them available to EEA Retail Investors has been prepared and therefore offering or selling such securities or otherwise making them available to any EEA Retail Investor may be unlawful under the PRIIPs Regulation.

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Annex

The MSCI Brazil 25/50 IndexSM

All information contained in this document regarding the MSCI Brazil 25/50 IndexSM (the “MSCI Brazil Index”), including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, MSCI, Inc. (“MSCI”). The MSCI Brazil Index is calculated, maintained and published by MSCI. MSCI has no obligation to continue to publish, and may discontinue publication of, the Brazil Index.

The MSCI Brazil Index is an index calculated, published and disseminated by MSCI.  The MSCI Brazil Index is designed to measure the performance of the large- and mid-capitalization segments of the equity market in Brazil and covers approximately 85% of the free float-adjusted market capitalization in Brazil. The MSCI Brazil Index replicates certain investment limits that are imposed on regulated investment companies under the current U.S. Internal Revenue Code by applying a capping methodology that limits the weight of any single issuer to a maximum of 25% of the MSCI Brazil Index and limiting the sum of the weights of all issuers representing more than 5% of the MSCI Brazil Index to a maximum of 50% of the weight of the MSCI Brazil Index in the aggregate.

Objectives and Guiding Principles Underlying the MSCI Brazil Index

Under current regulations, a fund needs to satisfy certain tests, such as those relating to asset diversification and sources of income, for qualification as a registered investment company (“RIC”).  More specifically, one requirement of a RIC is that, at the end of each quarter of a RIC’s tax year, no more than 25% of the value of the RIC’s assets may be invested in a single issuer and the sum of the weights of all issuers representing more than 5% of the fund should not exceed 50% of the fund’s total assets.  The MSCI Brazil Index takes into account these investment limits, aiming to offer a benchmarking alternative for RIC-compliant funds.

The following principles have guided MSCI in designing a methodology for constructing the MSCI Brazil Index from underlying non-constrained indices.

Reflecting the 25% and 50% concentration constraints.  Reflecting the 25% and 50% concentration constraints is the primary consideration in terms of both index construction and index maintenance.  Ensuring timely and on-going reflection of the constraints requires the MSCI Brazil Index to be rebalanced periodically.  The MSCI Brazil Index is rebalanced in February, May, August and November.

Minimizing tracking error to the parent index.  Minimizing the tracking error between the MSCI Brazil Index and the relevant parent index, while keeping the index turnover to a reasonable level, is another important objective.  MSCI seeks to achieve this by rebalancing the MSCI Brazil Index using an optimization process that aims to minimize the constituent weight differences between that MSCI Brazil Index and the relevant parent index.

Index Construction and Maintenance Methodology

Constructing and Rebalancing the MSCI Brazil Index

The MSCI Brazil Index methodology follows a portfolio optimization framework.  The Barra Optimizer is utilized to perform the optimization function, which is aimed at minimizing index turnover, tracking error and extreme deviation from the relevant parent index.  The Barra Optimizer is an algorithm designed to facilitate the portfolio construction process.

Constraint targets.  The MSCI Brazil Index is subject to the following constraints:

•	no issuer may exceed 25% of index weight; and

•	all issuers with weight above 5% may not exceed 50% of the index weight.

Minimizing weight distance from the relevant parent index. The MSCI Brazil Index methodology aims at minimizing the weight distance from the relevant parent index.  The active risk or the tracking error of the MSCI Brazil Index versus the relevant parent index is measured as the distance between the constituent weights of the MSCI Brazil Index and the relevant parent index.

Minimizing transaction cost. A transaction cost is applied as a proxy for index turnover on rebalancing from the MSCI Brazil Index.

Minimum weight of constituents. The minimum weight of the MSCI Brazil Index constituent is equal to the weight of the smallest constituent in the relevant parent index.

Buffer Rules

A buffer of 10% of the value of each constraint is used in order to reduce the risk of non-compliance due to short-term market movements between two quarterly rebalancings.  As a result, at the point of constructing or rebalancing the MSCI Brazil Index, the weight of any single issuer cannot exceed 22.5% of the index weight and all issuers with weight above 4.5% cannot exceed 45% of the index weight.

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Maintenance Rules

Quarterly index reviews.  The MSCI Brazil Index is rebalanced quarterly and the changes resulting from the rebalancing are made as of the close of the last business day of each February, May, August and November, to coincide with the quarterly index reviews of the parent index.

The MSCI Brazil Index is in general rebalanced five business days before the effective date.  The changes resulting from the rebalancing are announced on the same day.

In case a pro forma MSCI Brazil Index violates the 25/50 constraints between the announcement date and the effective date, the previously announced results will be discarded and a newly rebalanced MSCI Brazil Index will be announced.

There is no index rebalancing due to non-compliance between quarterly index reviews.

At each rebalancing, a constraint factor is calculated for each constituent of the MSCI Brazil Index.  The constraint factor is defined as the weight in the MSCI Brazil Index at the time of the rebalancing divided by the weight in the relevant parent index.  The constraint factor as well as the constituents of the MSCI Brazil Index remains constant between index reviews except in case of corporate events.

Ongoing Event Related Changes.  A security added to a parent index following a corporate event is added to the MSCI Brazil Index with an estimated capped weight, without rebalancing of the MSCI Brazil Index.

In  the  event  of  a  merger  or  an  acquisition  where  an  index  constituent  acquires  another  index constituent or merges with another index constituent, the remaining company is maintained in the MSCI Brazil Index with a constraint factor calculated as the weighted average of the constraint factors before the corporate event.

If a spun-off security of an index constituent is added to a parent index, it will be added to the MSCI Brazil Index with the same constraint factor as the parent security.

The deletion of a constituent from a parent index following a corporate event triggers its deletion from the MSCI Brazil Index without rebalancing of that MSCI Brazil Index.

The addition of a newly eligible security in a parent index — for example, an early inclusion of a large initial public offering, or a security migrating to that parent index from another size segment — will result in the inclusion of that security in the MSCI Brazil Index and consequently trigger the full rebalancing of the MSCI Brazil Index.

Issuer Concentration Issues

A minimum of 15 issuers in the relevant parent index is required at any point in time for the MSCI Brazil Index to be rebalanced as described above.  In the event the number of issuers drops below 15 but remains above 11 following a corporate event or a regular index review, MSCI will apply the following adjustments:

•	Number of issuers drops to 14: the buffer mentioned above will be reduced from 10% to 9%. Thus, the weight of any single issuer cannot exceed 22.75% of the index weight and all issuers with weight above 4.55% cannot exceed 45.5% of the index weight.

•	Number of issuers drops to 13: the buffer mentioned above will be reduced from 10% to 4%. Thus, the weight of any single issuer cannot exceed 24% of the index weight and all issuers with weight above 4.8% cannot exceed 48% of the index weight.

•	Number of issuers drops to 12: the buffer mentioned above will be reduced from 10% to 0%. Thus, the weight of any single issuer cannot exceed 25% of the index weight and all issuers with weight above 5% cannot exceed 50% of the index weight.

The MSCI Brazil Index will need to be discontinued if the number of issuers drops below 12 as mathematically no solution can satisfy the 25% and 50% constraints.  MSCI will however temporarily maintain the MSCI Brazil Index for a minimum of two months before discontinuation by adding the necessary number of securities to the MSCI Brazil Index.  The index discontinuation will coincide with one of the subsequent regular index reviews.  The securities to be added will be chosen in the following order of priority:

•	Securities deleted from the MSCI Brazil Index, provided they exhibit required liquidity and were not deleted due to financial difficulties, etc.

•	Eligible securities of relevant size not included in the relevant parent index, e.g., largest small cap size-segment securities.

In the event that no securities are eligible for temporary addition to the MSCI Brazil Index, MSCI will provide an index, as close as possible to the 25/50 constraints, for a minimum of two months before discontinuation. The index discontinuation will coincide with one of the subsequent regular index reviews.

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Index Calculation and Corporate Events

Please refer to “Indices—The MSCI Indices” in the accompanying index supplement for information relating to the calculation of the MSCI Brazil Index, subject to the weight limits, buffer rules and issuer concentration issuers described above and the treatment of corporate events, subject to the maintenance rules described above. For these purposes, the MSCI Brazil Index is deemed to be included in the MSCI Indices described in “Indices—The MSCI Indices” in the accompanying index supplement.

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